Exhibit 5

May 13, 2015

NiSource Inc.

801 East 86th Avenue

Merrillville, IN 46410

Re:	NiSource Inc. – Registration of 900,000 Shares of Common Stock on Form S-8

Ladies and Gentlemen:

NiSource Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 900,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”) to be issued and sold under the NiSource Inc. Employee Stock Purchase Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as I have deemed necessary for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

By:	/s/ Samuel K. Lee
Samuel K. Lee
Assistant General Counsel – Corporate and Securities